For Immediate Release

Level One Bancorp, Inc. reports first quarter 2018 net income of $3.2 million, representing $0.47 of earnings per diluted average share

Successful completion of initial public offering in April 2018 resulting in net proceeds of $29.0 million, after deducting underwriting commissions and offering expenses

Farmington Hills, MI – May 15, 2018 – Level One Bancorp, Inc. (“Level One”) (Nasdaq: LEVL) today reported net income of $3.2 million, or $0.47 per diluted share, in the first quarter of 2018. This compares with net income of $933 thousand, or $0.14 per diluted share, in the preceding quarter and $2.8 million, or $0.42 per diluted share, in the first quarter of 2017.

Recent Developments

Initial Public Offering: On April 24, 2018, Level One completed its initial public offering.  In the offering, Level One sold 1,150,765 shares, including 180,000 shares of common stock pursuant to the exercise in full by the underwriters of their option to purchase additional shares, at an initial public offering price of $28.00 per share. The selling shareholders sold an additional 229,235 shares of common stock in the offering at the initial public offering price. Level One did not receive any proceeds from the sale of shares of common stock sold by the selling shareholders in the offering.  The shares began trading on the Nasdaq Global Select Market on Friday, April 20, 2018, under the symbol "LEVL".

First Dividend Payout: On March 15, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.03 per share. This dividend was paid out on April 16, 2018, to stockholders of record at the close of business on March 31, 2018.

First Quarter Financial Highlights

•	Net income was $3.2 million, or $0.47 per diluted share, for the three months ended March 31, 2018

•	Pre-tax income increased 17.23% to $3.8 million, compared to $3.3 million in the preceding quarter

•	Net interest margin was 4.03% compared to 4.01% in the preceding quarter and 4.34% in the first quarter of 2017

•	Annualized return on average assets was 1.00%, compared to 0.96% in the first quarter of 2017

•	Annualized return on average equity was 11.64%, compared to 11.28% in the first quarter of 2017

•	Total assets increased 11.19% to $1.30 billion at March 31, 2018, compared to $1.17 billion at March 31, 2017

•	Total deposits increased 15.08% to $1.11 billion at March 31, 2018, compared to $966.9 million at March 31, 2017

•	Total loans increased 9.40% to $1.05 billion at March 31, 2018, compared to $961.0 million at March 31, 2017

•	Book value per share increased 7.63% to $16.78 per share compared to $15.59 per share at March 31, 2017

•	Tangible book value per share increased 9.12% to $15.27 per share compared to $13.99 per share at March 31, 2017

Balance Sheet Review

Level One's total assets were $1.30 billion at March 31, 2018, a decrease of $662 thousand, or 0.05%, from December 31, 2017, and up $130.9 million, or 11.19%, from $1.17 billion at March 31, 2017.

The investment securities portfolio was $160.3 million at March 31, 2018, an increase of $9.4 million or 6.21%, from $151.0 million at December 31, 2017, and up $51.9 million, or 47.8%, from $108.5 million at March 31, 2017. The portfolio is mainly comprised of securities issued by state and political subdivisions, collaterized mortgage obligations, mortgage-backed securities and U.S. Treasury securities.

Total loans were $1.05 billion at March 31, 2018, an increase of $16.4 million, or 1.59%, from $1.03 billion at December 31, 2017, and up $90.4 million, or 9.40%, from $961.0 million at March 31, 2017. The growth in total loans compared to December 31, 2017 and March 31, 2017 was primarily due to growth in our commercial real estate and residential real estate loan portfolios.

Total deposits were $1.11 billion at March 31, 2018, an increase of $145.8 million, or 15.08%, compared to $966.9 million at March 31, 2017. Total deposits decreased $7.7 million, or 0.69%, compared to $1.12 billion at December 31, 2017. Total deposit composition at March 31, 2018 consisted of 33% of demand deposit accounts, 25% of savings and money market accounts and 42% of time deposits.

Operating Results

Level One's net interest income before the provision for loan loss increased $123 thousand, or 1.02%, to $12.1 million in the first quarter of 2018, compared to $12.0 million in the preceding quarter, and increased $383 thousand, or 3.26%, compared to $11.7 million in the first quarter of 2017.

Level One’s net interest margin was 4.03% in the first quarter of 2018, compared to 4.01% in the preceding quarter and 4.34% in the first quarter of 2017.

Total revenues (net interest income before provision for loan losses, plus noninterest income) increased $101 thousand, or 0.75%, to $13.5 million in the first quarter 2018, compared to $13.4 million in the preceding quarter, and increased $375 thousand, or 2.86%, compared to $13.1 million in the first quarter of 2017.

Level One’s first quarter noninterest expenses were $9.1 million, compared to $9.2 million in the preceding quarter and $8.7 million in the first quarter of 2017. The efficiency ratio, which is a measure of operating expenses as a percentage of net interest income and noninterest income, for the first quarter of 2018 was 67.7%, compared to 68.6% for the preceding quarter and 66.1% in the first quarter of 2017.

Level One's income tax provision was $642 thousand, or 16.9% of pretax income, during the three months ended March 31, 2018, as compared to $2.3 million, or 71.3% of pretax income, in the preceding quarter and $1.5 million, or 35.2% of pretax income, in the first quarter of 2017. The decease in tax expense during the three months ended March 31, 2018, as compared to first quarter 2017 and fourth quarter of 2017, is a result of the change in tax rates due to the enactment of the Tax Cuts and Jobs Act ("TCJA"). The increase in tax expense during the fourth quarter of 2017, as compared to first quarter 2017, was a result of the Company recognizing a $1.3 million tax expense as a result of the TCJA, of which the expense recorded is primarily attributable to the remeasurement of net deferred tax assets.

Asset Quality

Level One's asset quality remained solid during the first quarter of 2018. Total nonperforming assets, consisting of nonaccrual loans and other real estate owned (OREO), were $13.0 million, or 1.23% of total loans, at March 31, 2018, a decrease of $1.7 million from nonperforming assets of $14.7 million, or 1.42% of total loans at December 31, 2017, and a decrease of $3.4 million from nonperforming assets of $16.3 million, or 1.70% of total loans at March 31, 2017. Nonperforming assets as a percentage of total assets were 1.00% at March 31, 2018, compared to 1.13% at December 31, 2017, and 1.40% at March 31, 2017.

Nonaccrual loans decreased by $1.0 million, or 7.63%, to $13.0 million at March 31, 2018, compared to $14.0 million at December 31, 2017. In addition, we had $263 thousand in loans 90 days or more past due and still accruing at March 31, 2018, compared to $440 thousand at December 31, 2017.

Performing troubled debt restructured loans that were not included in nonaccrual loans at March 31, 2018 were $2.4 million, compared to $1.2 million in the preceding quarter. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, forbearance agreements, and principal deferral or reduction, are categorized as troubled debt restructured loans.

Net charge offs in the first quarter of 2018 were $755 thousand, or 0.29% of average loans on an annualized basis, compared to $873 thousand, or 0.35% of average loans on an annualized basis for the preceding quarter and $48 thousand, or 0.02% of average loans on an annualized basis at March 31, 2017.

Level One's first quarter provision for loan losses was $554 thousand, compared to $956 thousand in the preceding quarter and $198 thousand in the first quarter of 2017. The allowance for loan losses was $11.5 million, or 1.09% of total loans at March 31, 2018, compared to $11.7 million, or 1.13% of total loans at December 31, 2017, and $11.2 million, or 1.17% of total loans at March 31, 2017. As of March 31, 2018, the allowance for loan losses as a percentage of nonperforming loans was 88.67%, compared to 83.38% at December 31, 2017, and 71.04% at March 31, 2017.

Capital

Total shareholders’ equity was $110.5 million at March 31, 2018, an increase of $2.6 million, or 2.37%, compared with $108.0 million at December 31, 2017 and increased $10.9 million, or 10.97%, from $99.6 million at March 31, 2017.

The tier 1 leverage, common equity tier 1, and total capital ratios were 8.15%, 9.47%, and 11.87%, respectively, at March 31, 2018, compared to 7.92%, 9.10%, and 11.55% at December 31, 2017 and 9.02%, 10.18%, and 11.28% at March 31, 2017, respectively.

About Level One Bancorp, Inc.

Level One Bancorp, Inc. is the holding company for Level One Bank, a full-service commercial and consumer bank headquartered in Michigan with assets of approximately $1.30 billion as of March 31, 2018. It operates twelve banking centers throughout Southeast Michigan and West Michigan. For more information, visit www.levelonebank.com.

Forward-Looking Statements

This release contains forward-looking statements that reflect management’s current views of future events and operations. These forward-looking statements are based on the information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risk and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations, as well as other risks described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Media Contact:	Investor Relations Contact:
Nicole Ransom	Peter Root
(248) 538-2183	(248) 538-2186

SUMMARY CONSOLIDATED FINANCIAL INFORMATION
	2018	2017	2017
(Dollars in thousands, except per share data)	1st Qtr	4th Qtr	1st Qtr
Earnings Summary
Interest income	$14,774	$14,378	$13,447
Interest expense	2,647	2,374	1,703
Net interest income	12,127	12,004	11,744
Provision for loan losses	554	956	198
Noninterest income	1,372	1,394	1,380
Noninterest expense	9,135	9,193	8,677
Income before income taxes	3,810	3,250	4,249
Income tax provision	642	2,317	1,497
Net income	3,168	933	2,752

Per Share Data
Basic earnings per common share	$0.48	$0.15	$0.43
Diluted earnings per common share	0.47	0.14	0.42
Book value per common share	16.79	16.78	15.59
Tangible book value per share (1)	15.27	15.21	13.99
Shares outstanding (in thousands)	6,585	6,435	6,387
Average basic common shares (in thousands)	6,539	6,403	6,368
Average diluted common shares (in thousands)	6,699	6,630	6,603

Selected Period End Balances
Total assets	$1,300,629	$1,301,291	$1,169,759
Securities available-for-sale	160,349	150,969	108,497
Total loans	1,051,354	1,034,923	960,990
Total deposits	1,112,644	1,120,382	966,858
Total liabilities	1,190,106	1,193,331	1,070,160
Total shareholders' equity	110,523	107,960	99,599
Tangible shareholders' equity (1)	100,524	97,906	89,369

Performance and Capital Ratios
Return on average assets	1.00%	0.29%	0.96%
Return on average equity	11.64	3.40	11.28
Net interest margin (fully taxable equivalent) (2)	4.03	4.01	4.34
Total shareholders' equity to total assets	8.50	8.30	8.51
Tangible equity to tangible assets (1)	7.79	7.58	7.71
Common equity tier 1 capital	9.47	9.10	8.92
Tier 1 leverage ratio	8.15	7.92	7.89
Tier 1 risk-based capital	9.47	9.10	8.92
Total risk-based capital	11.87	11.55	11.48

Asset Quality Ratios:
Net charge-offs to average loans	0.29%	0.35%	0.02%
Nonperforming assets as a percentage of total assets	1.00	1.13	1.40
Nonperforming loans as a percent of total loans	1.23	1.36	1.65
Allowance for loan losses as a percentage of period-end loans	1.09	1.13	1.17
Allowance for loan losses as a percentage of nonperforming loans	88.67	83.38	71.04
Allowance for loan losses as a percentage of nonperforming loans, excluding allowance allocated to loans accounted for under ASC 310-30	80.36	75.68	65.70
(1) See section entitled "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" below.
(2) Presented on a tax equivalent basis using a 35% tax rate for 2017 time periods and 21% tax rate for Q1 2018.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

Some of the financial measures included in this earnings release are not measures of financial performance recognized by GAAP. These non-GAAP financial measures include tangible shareholders' equity, tangible book value per share and the ratio of tangible shareholders' equity to tangible assets. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe financial analysts and others frequently use these measures, and other similar measures, to evaluate capital adequacy. We calculate: (i) tangible shareholders' equity as total shareholders' equity less core deposit intangibles and goodwill; (ii) tangible book value per share as tangible shareholders' equity divided by shares of common stock outstanding; and (iii) tangible assets as total assets, less core deposit intangibles, less goodwill.

The following presents these non-GAAP financial measures along with their most directly comparable financial measure calculated in accordance with GAAP:

Level One Bancorp, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
	2018	2017	2017
(Dollars in thousands, except per share data)	1st Qtr	4th Qtr	1st Qtr

Total shareholders' equity	$110,523	$107,960	$99,599
Less:
Goodwill	9,387	9,387	9,387
Core deposit intangibles	612	667	843
Tangible shareholders' equity	$100,524	$97,906	$89,369

Shares outstanding (in thousands)	6,585	6,435	6,387
Tangible book value per share	$15.27	$15.21	$13.99

Total assets	$1,300,629	$1,301,291	$1,169,759
Less:
Goodwill	9,387	9,387	9,387
Core deposit intangibles	612	667	843
Tangible assets	$1,290,630	$1,291,237	$1,159,529

Tangible equity to tangible assets	7.79%	7.58%	7.71%

Level One Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)
	March 31,	December 31,	March 31,
(Dollars in thousands, except share data)	2018	2017	2017

Assets
Cash and cash equivalents	$39,882	$63,661	$52,895
Securities available-for-sale	160,349	150,969	108,497
Federal Home Loan Bank stock	8,303	8,303	8,303
Mortgage loans held for sale, at fair value	1,871	4,548	1,346
Loans:
Originated loans	946,179	920,895	818,101
Acquired loans	105,175	114,028	142,889
Total loans	1,051,354	1,034,923	960,990
Less: Allowance for loan losses	(11,506)	(11,713)	(11,239)
Net loans	1,039,848	1,023,210	949,751
Premises and equipment, net	13,282	13,435	15,568
Goodwill	9,387	9,387	9,387
Other intangible assets, net	612	667	843
Bank-owned life insurance	11,622	11,542	11,294
Income tax benefit	3,026	3,102	3,836
Other assets	12,447	12,467	8,039
Total assets	$1,300,629	$1,301,291	$1,169,759
Liabilities
Deposits:
Noninterest-bearing demand deposits	$298,917	$324,923	$271,216
Interest-bearing demand deposits	68,479	62,644	56,981
Money market and savings deposits	278,042	289,363	294,730
Time deposits	467,206	443,452	343,931
Total deposits	1,112,644	1,120,382	966,858
Borrowings	52,783	47,833	70,861
Subordinated notes	14,853	14,844	24,300
Other liabilities	9,826	10,272	8,141
Total liabilities	1,190,106	1,193,331	1,070,160
Shareholders' equity
Common stock:
Authorized - 20,000,000 shares at 3/31/2018, 12/31/2017 and 3/31/2017
Issued and outstanding - 6,584,676 shares at 3/31/2018, 6,435,461 shares at 12/31/2017 and 6,387,209 shares at 3/31/2017	60,886	59,511	58,503
Retained earnings	52,568	49,232	42,143
Accumulated other comprehensive loss, net of tax	(2,931)	(783)	(1,047)
Total shareholders' equity	110,523	107,960	99,599
Total liabilities and shareholders' equity	$1,300,629	$1,301,291	$1,169,759

Level One Bancorp, Inc.
Consolidated Statements of Income
(Unaudited)
	Three months ended March 31,
(In thousands, except per share data)	2018	2017
Interest income
Originated loans, including fees	$11,178	$9,354
Acquired loans, including fees	2,426	3,393
Securities:
Taxable	574	414
Tax-exempt	351	171
Federal funds sold and other	245	115
Total interest income	14,774	13,447
Interest Expense
Deposits	2,178	1,277
Borrowed funds	219	176
Subordinated notes	250	250
Total interest expense	2,647	1,703
Net interest income	12,127	11,744
Provision for loan losses	554	198
Net interest income after provision for loan losses	11,573	11,546
Noninterest income
Service charges on deposits	642	580
Net gain on sale of residential mortgage loans	236	299
Net gain on sale of commercial loans	-	146
Other charges and fees	494	355
Total noninterest income	1,372	1,380
Noninterest expense
Salary and employee benefits	5,956	5,271
Occupancy and equipment expense	1,046	1,012
Professional service fees	266	540
Marketing expense	142	247
Printing and supplies expense	104	113
Data processing expense	436	413
Other expense	1,185	1,081
Total noninterest expense	9,135	8,677
Income before income taxes	3,810	4,249
Income tax provision	642	1,497
Net income	$3,168	$2,752
Earnings per common share:
Basic	$0.48	$0.43
Diluted	$0.47	$0.42
Average common shares outstanding - basic	6,539	6,368
Average common shares outstanding - diluted	6,699	6,603

Level One Bancorp, Inc.
Net Interest Income and Net Interest Margin
(Unaudited)	For the three months ended,
	March 31, 2018			December 31, 2017			March 31, 2017
(Dollars in thousands)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)
Interest-earning assets:
Gross loans (3)	$1,037,045	$13,604	5.32%	$1,010,229	$13,337	5.24%	$961,479	$12,747	5.38%
Investment securities (4):
Taxable	102,135	574	2.28	98,045	508	2.06	78,464	414	2.14
Tax-exempt	54,996	351	3.16	50,568	314	3.58	28,705	171	3.53
Interest earning cash balances	27,090	106	1.59	36,953	125	1.34	27,439	59	0.87
Federal Home Loan Bank Stock	8,303	139	6.78	8,303	94	4.49	7,738	56	2.95
Total interest-earning assets	1,229,569	14,774	4.90	1,204,098	14,378	4.74	1,103,825	13,447	4.94
Non-earning assets:
Cash and due from banks	18,531			17,885			18,336
Premises and equipment	13,362			13,620			15,631
Goodwill	9,387			9,387			9,387
Other intangible assets, net	644			700			878
Company-owned life insurance	11,570			11,489			11,241
Allowance for loan losses	(11,822)			(11,577)			(11,168)
Other non-earning assets	12,195			13,669			10,347
Total assets	$1,283,436			$1,259,271			$1,158,477
Interest-bearing liabilities:
Interest-bearing demand deposits	$63,501	$51	0.33%	$61,817	$50	0.32%	$57,464	$39	0.27%
Money market and savings deposits	273,699	548	0.81	244,792	421	0.68	287,154	374	0.53
Time deposits	456,555	1,579	1.40	441,090	1,465	1.32	317,690	864	1.10
Subordinated Debt	14,844	250	6.83	14,835	255	6.85	14,791	250	6.86
Borrowings	56,819	219	1.56	56,550	183	1.28	105,446	176	0.68
Total interest-bearing liabilities	865,418	2,647	1.24	819,084	2,374	1.15	782,545	1,703	0.88
Noninterest-bearing liabilities and shareholders' equity:							0
Noninterest bearing demand deposits	298,681			321,426			268,286
Other liabilities	8,931			10,004			8,716
Shareholders' equity	110,406			108,757			98,930
Total liabilities and shareholders' equity	$1,283,436			$1,259,271			$1,158,477
Net interest income		$12,127			$12,004			$11,744
Interest spread			3.66			3.59			4.06
Net interest margin (5)			4.00			3.96			4.31
Tax equivalent effect			0.03			0.05			0.03
Net interest margin on a fully tax equivalent basis			4.03			4.01			4.34

(1) Interest income is shown on actual basis and does not include taxable equivalent adjustments.
(2) Average rates and yields are presented on an annual basis and includes a taxable equivalent adjustment to interest income of $78 thousand, $143 thousand and $78 thousand on tax-exempt securities for the three months ended March 31, 2018, December 31, 2017 and March 31, 2017, respectively, using the statutory tax rate of 21% for the 2018 period and 35% for the 2017 periods.
(3) Includes nonaccrual loans.
(4) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

Level One Bancorp, Inc. Loan Composition (Unaudited)
	March 31,	December 31,	March 31,
(Dollars in thousands)	2018	2017	2017
Commercial real estate
Non-owner occupied	$360,014	$343,420	$330,207
Owner-occupied	172,608	168,342	165,982
Total commercial real estate	532,622	511,762	495,979
Commercial and industrial	371,464	377,686	347,708
Residential real estate	146,436	144,439	116,120
Consumer	832	1,036	1,183
Total loans	$1,051,354	$1,034,923	$960,990